Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2008, relating to the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) the adoption in 2007 of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and a change in the method of accounting in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and (2) the restatement discussed in Note 20 to the consolidated financial statements), and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting, appearing as an exhibit to the Bank of America Corporation Current Report on Form 8-K filed on or about October 3, 2008. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 14, 2008